UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2011

AMBASE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07265	95-2962743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employment Identification Number)

100 PUTNAM GREEN, GREENWICH, CT  06830-6027
(Address of principal executive offices, including zip code)

(203) 532-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 (e).  COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 30, 2011, AmBase Corporation (the “Company”) and Mr. Richard A. Bianco, the Company’s Chairman, President and Chief Executive Officer (“Mr. Bianco”), agreed to an amendment to Mr. Bianco’s Employment Agreement with the Company, to extend the term of Mr. Bianco’s employment with the Company to May 31, 2015 from May 31, 2012.

Additionally, on December 30, 2011, the Company agreed to extend the expiration date of the option agreements currently outstanding with Mr. John Ferrara, the Company’s Vice President and Chief Financial Officer and Mr. Joseph R. Bianco, the Company’s Treasurer.  The stock option agreements for 100,000 shares for Mr. Ferrara and 100,000 shares for Mr. J. Bianco were extended for an additional two (2) years to an expiration date of January 2, 2014, from the current expiration date of January 2, 2012.  As a result of the extension of the expiration date, the exercise price of the stock options was changed to $1.11 per share from the current exercise price of $1.09 per share.

Item 8.01.                      OTHER INFORMATION

On December 29, 2011, the Department of Justice (“DOJ”), on behalf of the United States of America, filed a Notice of Appeal to the United States Court of Appeals for the Federal Circuit from the judgment in No. 93-531C, entered on August 31, 2011, including (but not limited to):  (1) the published opinion and order in No. 93-531, entered on August 31, 2011; (2) the order denying the motion for reconsideration in No. 93-531, entered on October 31, 2011 with regard to the Company’s Supervisory Goodwill case.  The Company, with its outside advisors, will take appropriate steps on behalf of AmBase’s interests.  The Company can give no assurances regarding the ultimate outcome of the Supervisory Goodwill legal proceedings, the total amount of any award or when it might be received.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASE CORPORATION

Date:  January 3, 2012                                                                By       /s/ John P. Ferrara
John P. Ferrara
Vice President and Chief Financial Officer